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                                EXHIBIT 21

                         SUBSIDIARIES OF REGISTRANT

Zebra Technologies Corporation, V.I. Ltd., a U.S. Virgin Islands Corporation

ZTH Corp., a Delaware corporation

Zebra Technologies Europe Limited, a U.K. Limited Liability Company

Zebra Technologies Preston Limited, a U.K. Limited Liability Company

Zebra International Intangibles, Inc., a Delaware corporation

Zebra Domestic Intangibles, Inc., a Delaware corporation